EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Huttig Building Products, Inc.:
We consent to incorporation by reference in the registration statement Nos. 333-92495, 333-92497, 333-92499, 333-75610, 333-131090, 333-145151, and 333-164518 on Form S-8 of Huttig Building Products, Inc. and subsidiaries (the Company) of our report dated February 24, 2011, with respect to the consolidated balance sheets of the Company as of December 31, 2010 and 2009, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2010, which report appears in the December 31, 2010 annual report on Form 10-K of the Company.
/s/ KPMG
St. Louis, Missouri
February 24, 2011